Imperial Parking

Press Release

IMPARK ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

VANCOUVER, British Columbia — (BUSINESS WIRE) — May 12, 2003 — Imperial Parking Corporation (“Impark”) (AMEX: IPK) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Charles Huntzinger, Impark’s President and Chief Executive Officer, stated, “The Plan is designed to enhance the Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Imperial Parking Corporation is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.” The Special Committee of the Board, which was formed to explore strategic alternatives available to Impark, unanimously supported the Board’s decision to adopt the Rights Plan.

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Imperial Parking Corporation’s common stock to shareholders of record as of the close of business on May 22, 2003. Initially, these rights will not be exercisable and will trade with the shares of Imperial Parking Corporation’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Imperial Parking Corporation or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Imperial Parking Corporation. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of Imperial Parking Corporation’s common stock having a value of twice the exercise price of the right. If Imperial Parking Corporation is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right. Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter which will be mailed to shareholders following the May 22, 2003 record date.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and one of the four largest in North America based on number of locations. As of March 31, 2003 Impark owned, leased or managed more than 1,650 parking locations containing over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:

Imperial Parking Corporation
Corporate Services Manager
Gordon Craig, (416) 369-1801